Exhibit 10.2

TRANSITION AND RETIREMENT AGREEMENT

This TRANSITION AND RETIREMENT AGREEMENT (this “Agreement”) is made and entered into as of June 15, 2026 (the “Effective Date”) by and between Graham Corporation (the “Company”) and Alan E. Smith (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties.”

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated July 30, 2007, as amended by that certain Amendment to Employment Agreement dated December 31, 2008 (such Employment Agreement, as amended, is referred to herein as the “Employment Agreement”); and

WHEREAS, the Executive wishes to continue his advisory relationship with the Company and to thereafter voluntarily retire from his employment with the Company on or before June 15, 2027; and

WHEREAS, the Parties recognize the importance of the Executive’s cooperation and assistance in facilitating the transfer of his knowledge and expertise to the new Vice President and General Manager of Graham Manufacturing in order to ensure a smooth transition; and

WHEREAS, Section 15 of the Employment Agreement provides that the Employment Agreement may be amended by a written agreement signed by the Parties; and

WHEREAS, in order to effectuate this retirement and transition, the Company and the Executive wish to enter into this Agreement, which sets forth the terms that will govern the Executive’s transition of his duties, retirement from the Company, and the post-employment obligations between and among the Parties.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, the Parties agree as follows:

1. Employment Agreement. By the Parties’ mutual agreement, the Employment Agreement is and shall be terminated as of the Effective Date of this Agreement. Notwithstanding the foregoing, this Agreement does not terminate or supersede the portions of any agreement or understanding with the Company applicable to the Executive’s conduct after the termination of Executive’s employment, including but not limited to the covenants of Executive contained in Section 10 of the Employment Agreement, which shall survive termination of the Employment Agreement and are incorporated herein by reference. For purposes of Section 10 of the Employment Agreement, the Executive acknowledges and agrees that Executive’s continued compliance with the terms of Section 10 of the Employment Agreement both during his employment and following the termination of his employment with the Company is a material inducement for the Company to enter into this Agreement and to provide the benefits described below. The Executive acknowledges and agrees that he has and will receive good and valuable consideration in return for his post-termination covenants. In addition, Section 11 of the Employment Agreement entitled “Indemnification of Executive” shall survive termination of the Employment Agreement and is incorporated herein by reference.

2. Transition Period; Retirement. As of and from the Effective Date, the Executive’s employment with the Company shall continue with the title of Strategic Advisor, and such employment shall be at-will, meaning that either the Executive or the Company may terminate the Executive’s employment at any time on written notice to the other. The period from the Effective Date until the Executive’s termination of employment for any reason is referred to as the “Transition Period.” During the Transition Period, the Executive shall devote 30 hours of working time per week in an advisory role supporting the Company’s Vice President and General Manager of Graham Manufacturing, further transitioning his knowledge and expertise to the Company, and performing such other duties as the Company may reasonably assign. During the Transition Period, the Executive’s work duties may be performed remotely or at the Company’s location(s), and the Executive agrees to report to the Company’s location(s) for such in-person work as the Company’s Vice President and General Manager of Graham Manufacturing may reasonably request. It is the intention of the Parties that they shall regularly meet and confer regarding the continuation of the Executive’s employment, including the timing of the Executive’s retirement. If not terminated earlier by the Executive or the Company, the Executive’s employment will end by his retirement effective June 15, 2027. The last date of the Executive’s employment, whether by retirement or on written notice by either the Company or the Executive, shall be referred to as the “Separation Date.”

3. Compensation and Benefits During the Transition Period. During the Transition Period, the Company shall pay the Executive, and the Executive accepts, a base salary at the rate of $150,000 per annum, paid subject the Company’s regular payroll practices and policies. During the Transition Period the Executive shall continue to be eligible to participate in such other benefits (including health insurance) of the Company that may be in effect from time to time and as may be available to other similarly situated employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Executive will not be eligible to participate in the Company’s short-term incentive plan during the Transition Period. The Executive’s outstanding unvested performance-vesting restricted stock unit awards (the “PSUs”) and restricted stock unit awards (the “RSUs”), if any, will continue to vest with the Executive’s at-will employment under this Agreement during the Transition Period, subject to all applicable terms of any such awards, and if and when the RSUs and/or PSUs vest, income and FICA taxes will be withheld at the time the awards are settled by means of share netting.

4. Future Cooperation. From the Effective Date of this Agreement through the Separation Date, the Executive shall do whatever is reasonably necessary to assure an orderly transition of his knowledge, expertise, work and responsibilities to the Company’s succeeding Vice President and General Manager of Graham Manufacturing, and to fully cooperate with these efforts. After the Separation Date, the Executive shall, at the reasonable request of the Company, further cooperate with the transition of his knowledge, expertise, work and responsibilities, which may include promptly answering Company inquiries via email or telephone, and may also include brief visits to the Company to assist in the transition of his duties. The Parties agree that the time spent by the Executive on such transition assistance required by this Agreement after the Separation Date: is intended to be de minimis; shall not cause the Executive to be employed by the Company; and shall not entitle the Executive to compensation from the Company.

5. Employee Benefits. The Executive’s employee benefits, including his enrollment in any Company-provided health insurance or retirement benefits, shall terminate on the Separation Date (or such other date as provided for under the terms of the applicable benefit plan). If applicable, the Executive shall receive by separate cover information regarding his rights to health insurance continuation and his retirement benefits, if any. To the extent that the Executive has such rights, nothing in this Agreement shall impair those rights.

6. Company Property. The Executive agrees that upon his separation from employment with the Company he shall return to the Company any and all documents (and all copies thereof) and other property belonging to the Company that he has in his possession or control, with the exception of any property that the Company specifically authorizes him in writing to retain. The Executive agrees to make a diligent search to locate any such documents, property and information. If the Executive has used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than the Separation Date, the Executive shall provide the Company with a computer-useable copy of all such information, and then permanently delete and expunge such confidential or proprietary information from those systems.

7. Non-Disparagement. From and following the Effective Date, the Executive shall not publicly disparage: the Company; the Company’s predecessors, successors, subsidiaries, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, employees, or board members; or the Company’s customers. Nothing in this Paragraph 7 precludes the Executive from making truthful statements in connection with (i) a disclosure required by law, regulation, or order of a court or governmental agency, (ii) the filing of a good faith report or participation in a proceeding related to an alleged violation of any applicable law, regulation, or order of a court or governmental agency, or (iii) any governmental, quasi-governmental or administrative or judicial inquiry or court proceeding.

8. No Admission of Liability. The Executive agrees that neither any payment under this Agreement, nor any term or condition of it, shall be construed by either the Executive or the Company, at any time, as an admission of liability or wrongdoing by the Company.

9. Release of Claims. In consideration for the benefits and other consideration the Company is providing or making available to the Executive as set forth herein and to which he is otherwise not entitled, the Executive agrees that by signing this Agreement he is releasing and waiving his right to bring any legal claim of any nature based on events occurring before the date the Executive signs this Agreement (including, but not limited to, with respect to any claims or benefits under the Employment Agreement, claims for breach of implied or express contract, claims for breach of the covenant of good faith and fair dealing, claims for torts, and claims for violation of any equal employment opportunity laws) against the Company and any of its benefit plans, affiliates, predecessors, successors, subsidiaries, related entities, and all of its or their current or prior trustees, officers, directors, agents, attorneys, employees, board members, and assigns.

10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Executive may not assign this Agreement or any interest herein, in whole or in part, without the prior written consent of the Company, and if any such assignment is made without such consent, this Agreement shall be voidable at the sole discretion of the Company upon such assignment.

11. Governing Law and Legal Proceedings. This Agreement shall be governed by and construed under the laws or the State of New York, without regard to the conflict of law principles thereof. Any action or proceeding brought by either party against the other arising out of or related to the Agreement shall be brought only in a state court of competent jurisdiction located in the County of Monroe, State of New York or the Federal District Court for the Western District of New York located in Monroe County, New York. The Executive hereby irrevocably consents to the personal jurisdiction of those courts and irrevocably waives any claim that such a forum is improper or inconvenient. If any provision of this Agreement should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and intent of this Agreement.

12. Binding Nature. The rights and benefits of the Company under this Agreement shall be transferable to, or enforceable by or against, the Company’s successors and assigns. The Executive agrees that this Agreement also binds all persons who might assert a legal right or claim on his behalf, such as his heirs, personal representatives, and assigns, now and in the future.

13. Counterparts. This Agreement may be signed by the parties in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

14. Scope of Agreement. The Executive agrees that no promise, inducement, or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon him, and that this Agreement constitute the sole and entire agreement of the Parties regarding its subject matter, and supersedes all prior agreements and understandings between the Company and the Executive, and cannot be modified or changed by any oral or verbal promise or statement.

15. Voluntary Agreement. The Executive agrees that he is voluntarily signing this Agreement, that he has not been pressured into agreeing to its terms and that he had enough information to decide whether to sign it. If, for any reason, the Executive believes that this Agreement is not entirely voluntary, or if he believes that he does not have enough information, then he should not sign this Agreement.

16. Attorney Consultation. The Executive is advised to consult with an attorney of his choice before signing this Agreement. By signing this Agreement, the Executive acknowledges that he has had an opportunity to do so.

17. Section 409A. The compensation and benefits under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the compensation or benefits provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive, intending to be bound by the terms and conditions hereof, have duly executed this Agreement as of the Effective Date.

GRAHAM CORPORATION

By:	/s/ Matthew Malone
	Name:	Matthew Malone
	Title:	President and Chief Executive Officer

By:	/s/ Alan E. Smith
	Name:	Alan E. Smith

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